Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.  333-XXXXXX) pertaining to the Covanta Holding Corporation 2014 Equity Award Plan of our reports dated February 18, 2014, with respect to the consolidated financial statements and schedule of Covanta Holding Corporation and the effectiveness of internal control over financial reporting of Covanta Holding Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
May 8, 2014